UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2009
Aspect Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24663	04-2985553

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Upland Road Norwood, Massachusetts	02062

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 559-7000

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     In connection with the previously-announced settlement agreement (the “Agreement”) by and among Aspect Medical Systems, Inc. (“Aspect”), First Manhattan Co., First BioMed Management Associates, LLC and First BioMed, L.P., relating to, among other things, the settlement of a pending proxy contest in connection with Aspect’s 2009 annual meeting of stockholders (the “Annual Meeting”), on June 2, 2009, the board of directors of Aspect elected James J. Mahoney to serve as a member of Class I of Aspect’s classified board of directors, such election to be effective immediately prior to the Annual Meeting, and, in connection with such election, Mr. Mahoney resigned from Class III of the classified board of directors of Aspect, also effective immediately prior to the Annual Meeting. Mr. Mahoney will fill the Class I vacancy created by the previously-announced resignation of David W. Feigal, Jr., M.D., which resignation is effective immediately prior to the Annual Meeting. Mr. Mahoney will continue to serve as a member of Aspect’s audit committee.
     Also in connection with the Agreement, on June 2, 2009, the board of directors elected Vincent P. Scialli to serve as a member of Class II of Aspect’s classified board of directors, such election to be effective immediately prior to the Annual Meeting. Mr. Scialli will fill the Class II vacancy created by the previously-announced resignation of Boudwijn L.P.M. Bollen, which resignation is effective immediately prior to the Annual Meeting. Mr. Scialli will become a member of Aspect’s corporate governance and nominating committee.
     For a further description of the Agreement, as well as a copy of the full Agreement, please refer to Aspect’s Current Report on Form 8-K filed on April 9, 2009, which is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT MEDICAL SYSTEMS, INC.
Date: June 3, 2009	By:	/s/ Nassib G. Chamoun
Nassib G. Chamoun
President and Chief Executive Officer